PROSPECTUS	Pricing Supplement No. 4278
Dated May 17, 2005	Dated December 29, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3) Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Amortizing Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	December 29, 2005, 9:00 AM Eastern Standard Time
Settlement Date (Original Issue Date):	January 6, 2006
Maturity Date:	January 1, 2024
Principal Amount:	US$229,644,000
Price to Public (Issue Price):	99.783%
Agents Commission:	0.2500%
All-in Price:	99.533%
Accrued Interest:	None
Re-Offer Yield:	5.142%
Net Proceeds to Issuer:	US$ 228,571,562.52
Interest Rate Per Annum:	5.012%
Interest Payment Dates:	Annually, provided however that the first interest payment date shall be March 28, 2006, and thereafter interest shall be payable on January 1 of each year and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	None
Call Notice Period:	None

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Pricing Supplement No. 4278
Dated December 29, 2005
Rule 424(b)(3) Registration Statement
No. 333-123085

Put Notice Period:	None
CUSIP:	36962GU44
ISIN:	None
Common Code:	None

Other: Amortization Schedule
Period Start Date	Period End Date	Principal Outstanding	Principal Redemption	Interest Payment	Total Bond Cash Flows
6-Jan-06		229,644,000
6-Jan-06	28-Mar-06	187,265,667	42,378,333	2,621,667	45,000,000
28-Mar-06	1-Jan-07	149,383,198	37,882,469	7,117,531	45,000,000
1-Jan-07	1-Jan-08	111,870,284	37,512,914	7,487,086	45,000,000
1-Jan-08	1-Jan-09	80,173,606	31,696,678	5,606,939	37,303,617
1-Jan-09	1-Jan-10	75,191,907	4,981,699	4,018,301	9,000,000
1-Jan-10	1-Jan-11	69,960,525	5,321,382	3,768,618	9,000,000
1-Jan-11	1-Jan-12	64,466,947	5,493,578	3,506,422	9,000,000
1-Jan-12	1-Jan-13	58,698,030	5,768,917	3,231,083	9,000,000
1-Jan-13	1-Jan-14	52,639,975	6,058,055	2,941,945	9,000,000
1-Jan-14	1-Jan-15	46,278,291	6,361,684	2,638,316	9,000,000
1-Jan-15	1-Jan-16	39,597,759	6,680,532	2,319,468	9,000,000
1-Jan-16	1-Jan-17	32,582,399	7,015,360	1,984,640	9,000,000
1-Jan-17	1-Jan-18	15,238,405	17,343,994	1,633,030	18,977,027
1-Jan-18	1-Jan-19	12,998,993	2,239,411	763,749	3,003,160
1-Jan-19	1-Jan-20	10,647,343	2,351,651	651,510	3,003,160
1-Jan-20	1-Jan-21	8,177,827	2,469,515	533,645	3,003,160
1-Jan-21	1-Jan-22	5,584,540	2,593,287	409,873	3,003,160
1-Jan-22	1-Jan-23	2,861,271	2,723,263	279,897	3,003,160
1-Jan-23	1-Jan-24	0	2,861,277	143,407	3,004,684

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Pricing Supplement No. 4278
Dated December 29, 2005
Rule 424(b)(3) Registration Statement
No. 333-123085

Plan of Distribution:

The Notes are being purchased by the following financial institution (the "Underwriter"), as principal, at 99.783% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Price referenced above.

Sole Manager:
Institution	Commitment
Deutsche Bank Securities	$ 229,644,000

Total	$ 229,644,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Pricing Supplement No. 4278
Dated December 29, 2005
Rule 424(b)(3) Registration Statement
No. 333-123085

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT